EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE
        (In millions of dollars, except share and per share amounts)



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                                          Three Months Ended            Six Months Ended
                                               June 30,                     June 30,
                                     ---------------------------- ---------------------------
                                          1997           1996          1997          1996
                                     -------------- ------------- ------------- -------------
     Weighted average common and common
     equivalent shares outstanding
     during each period                   9,200,313     9,376,703     9,262,712     9,376,703
     Common equivalent shares attributable
     to stock options
     and convertible securities              94,843        94,511        98,312        93,074
                                     -------------- ------------- ------------- -------------
     Weighted average common and
          common equivalent
          shares                          9,295,156     9,471,214     9,361,024     9,469,777
                                     ============== ============= ============= =============

Net income                           $         31.9 $        16.9 $        32.6 $        22.7
                                     ============== ============= ============= =============

Net income per common and common
     equivalent share                $         3.43 $        1.78 $        3.48 $        2.40
                                     ============== ============= ============= =============

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